AMENDMENT NO. 2 TO RIGHTS AGREEMENT

This AMENDMENT NO. 2 TO RIGHTS AGREEMENT (this "Amendment") is dated as of January 16, 2007 between Sharper Image Corporation, a Delaware corporation (the "Company"), and Mellon Investor Services LLC (f/k/a ChaseMellon Shareholder Services, L.L.C.) (the "Rights Agent").

WHEREAS, the Company and the Rights Agent (the "Parties") entered into a Rights Agreement dated June 7, 1999 (the "Original Rights Agreement");

WHEREAS, the Parties amended the Original Rights Agreement pursuant to Amendment No. 1 to Rights Agreement dated as of May 9, 2006 ("Amendment No. 1");

WHEREAS, the Parties wish to amend the Original Rights Agreement, as amended by Amendment No. 1, in the manner set forth below; and

WHEREAS, the Company's Board of Directors has approved this Amendment and authorized its execution;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the Parties agree as follows:

1. EFFECTIVENESS OF THIS AMENDMENT. This Amendment is executed pursuant to the first sentence of Section 27 of the Original Rights Agreement. The Company, by its execution of this Amendment, hereby directs the Rights Agent, pursuant to such sentence of Section 27, to execute this Amendment. This Amendment shall take effect immediately upon the execution hereof by the Company and the Rights Agent and the delivery of the certificate required pursuant to Section 27 of the Original Rights Agreement.

2. DEFINED TERMS. All capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Original Rights Agreement.

3. NO OTHER PROVISIONS AFFECTED. Except to the extent expressly amended by this Amendment, all of the provisions of the Original Rights Agreement shall remain in full force and effect.

4. AMENDMENT TO THE RIGHTS AGREEMENT.

(a) The definition of "Acquiring Person" in Section 1 of the Original Rights Agreement, as amended by Amendment No. 1, is hereby amended and restated in its entirety to read in full as follows:

"Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 20% or more of the shares of Common Stock of the Company then outstanding, but shall not include (1) the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding shares of Common Stock for or pursuant to the terms of any such plan, (2) Richard J. Thalheimer (the "Permitted Investor"), any of his Affiliates or Associates or any trust the beneficiaries of which are the children of Richard J. Thalheimer (collectively with the Permitted Investor, the "Investor Group"), but only if the Investor Group and their Affiliates and Associates as a group are not, excluding any shares beneficially owned by the Knightspoint Entities and any options granted pursuant to the Company's stock option plans to or any shares acquired upon the exercise of such stock options by the Permitted Investor, the Beneficial Owners of 20% or more of the shares of Common Stock of the Company then outstanding, or (3) the Knightspoint Entities, as such term is defined in that certain Settlement Agreement dated May 9, 2006 among the Company, the Thalheimer Entities (as defined therein) and the Knightspoint Entities, or any of their Affiliates or Associates, but only if the Knightspoint Entities and their Affiliates and Associates as a group are not, excluding any shares beneficially owned by the Investor Group and any options granted pursuant to the Company's stock option plans to or any shares acquired upon the exercise of such stock options by members of the Knightspoint Entities and/or their Affiliates or Associates, the Beneficial Owners of 20% or more of the shares of Common Stock of the Company then outstanding. Notwithstanding the foregoing:

(i) no Person shall become an "Acquiring Person" as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the shares of Common Stock of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 20% or more of the shares of Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares of Common Stock of the Company, then such Person shall be deemed to be an "Acquiring Person" hereunder; and

(ii) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person" as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person" (as defined pursuant to the foregoing provisions of this paragraph (a)), then such Person shall not be deemed to be an "Acquiring Person" for any purpose of this Agreement.

(b) All references in Section 3(a) of the Original Rights Agreement to 15% shall hereby be amended to 20%.

(c) Section 20(c) of the Original Rights Agreement is hereby amended to add the following at the end of the Section:

"(which gross negligence or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). Notwithstanding anything to the contrary contained herein, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage. Any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Rights Agent."

(d) All references in Section 24(a) of the Original Rights Agreement to 15% shall hereby be amended to 20%.

5. AMENDMENT OF EXHIBIT C TO THE ORIGINAL RIGHTS AGREEMENT.

(a) The second paragraph of Exhibit C to the Original Rights Agreement is hereby amended and restated in its entirety to read in full as follows:

Until the earlier to occur of (i) the close of business on the first date of a public announcement that a person or group of Affiliated or Associated persons shall be the Beneficial Owners of 20% or more of the shares of Common Stock of the Company then outstanding (an "Acquiring Person"), other than (x) Richard J. Thalheimer (the "Permitted Investor"), any of his Affiliates or Associates or any trust the beneficiaries of which are the children of Richard J. Thalheimer (collectively with the Permitted Investor, the "Investor Group"), but only if the Investor Group and their Affiliates and Associates as a group are not, excluding any shares beneficially owned by the Knightspoint Entities and any options granted pursuant to the Company's stock option plans to or any shares acquired upon the exercise of such stock options by the Permitted Investor, the Beneficial Owners of 20% or more of the shares of Common Stock of the Company then outstanding, and (y) the Knightspoint Entities, as such term is defined in that certain Settlement Agreement dated May 9, 2006 among the Company, the Thalheimer Entities (as defined therein) and the Knightspoint Entities, or any of their Affiliates or Associates, but only if the Knightspoint Entities and their Affiliates and Associates as a group are not, excluding any shares beneficially owned by the Investor Group and any options granted pursuant to the Company's stock option plans to or any shares acquired upon the exercise of such stock options by members of the Knightspoint Entities and/or their Affiliates or Associates, the Beneficial Owners of 20% or more of the shares of Common Stock of the Company then outstanding, or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of such outstanding Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Record Date, by such Common Stock certificate with a copy of this Summary of Rights attached thereto.

(b) All references in Exhibit C of the Original Rights Agreement to 15% shall hereby be amended to 20%.

6. REFERENCES TO THE ORIGINAL RIGHTS AGREEMENT. All references in the Original Rights Agreement, and the exhibits thereto, to the Rights Agreement or any specific provision thereof (including references that use the terms "hereto" and "hereof"), as well as in the legends affixed to certificates issued for Common Stock pursuant to Section 3(c) of the Original Rights Agreement, shall, without any specific references expressly and individually to any of the foregoing amendments, automatically be deemed references to the Original Rights Agreement or the applicable specific provisions thereof (as the case may be) as amended by this Amendment, with the same force and effect as if expressly and individually amended in that respect by this Amendment.

7. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have caused this Amendment to be duly executed, and attested, all as of the date and year first above written.

SHARPER IMAGE CORPORATION

By: /s/ Daniel W. Nelson

Name: Daniel W. Nelson

Title: Senior Vice President, Interim Chief Financial Officer

MELLON INVESTOR SERVICES LLC

By: /s/ Sharon Magidson

Name: Sharon Magidson

Title: Assistant Vice President